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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                    FORM 8-K




                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




       Date of Report (Date of Earliest Event reported) - March 26, 1997




                        TEXAS UTILITIES ELECTRIC COMPANY


             (Exact name of registrant as specified in its charter)




            TEXAS                   0-11442                      75-1837355
(State or other jurisdiction       (Commission                 (I.R.S. Employer
      of incorporation)            File Number)              Identification No.)


             1601 BRYAN STREET, ENERGY PLAZA, DALLAS, TEXAS  75201
                    (Address of principal executive offices)


      Registrant's telephone number, including area code - (214) 812-4600
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ITEM 5.  OTHER EVENTS


         On March 26, 1997, Texas Utilities Electric Company (Company), joined by other parties, filed with the Public Utility Commission of Texas (PUC) a stipulation, which, if accepted by the PUC, would result in the Company's making a one-time $80 million refund to its customers in August 1997 and the Company's rates remaining unchanged during the remainder of 1997. The other parties joining the Company in this filing are the PUC General Counsel, on behalf of the PUC Staff and the public interest, the Office of Public Utility Counsel, the state agency charged with representing the interests of residential and small commercial customers, and the Coalition of Cities Served by TU Electric. As previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the PUC Staff, as part of its regular earnings monitoring process, had advised the PUC that it believed that the Company was earning in excess of a reasonable rate of return and was engaged in discussions with the Company concerning possible remedies. The parties had been discussing a longer-term resolution, but determined that it would be best at this time to negotiate an agreement that would resolve issues concerning only the Company's earnings during 1997, so that they could continue their discussions of a broader and longer-term resolution in light of any legislation from the Texas legislature, which is currently in session. It is likely that a broader and longer-term resolution, if mutually agreed to, would include a resolution of the appeals of the Company's last two general rate cases, including the Texas Supreme Court's reversal of a prior disallowance of the costs of the repurchase of the minority interests in the Comanche Peak Steam Electric Station. The Company is unable to predict the outcome of the joint stipulation.
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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          TEXAS UTILITIES ELECTRIC COMPANY


                                          By: /s/ ROBERT S. SHAPARD
                                            -------------------------------
                                                  Robert S. Shapard
                                          Treasurer and Assistant Secretary




Date: March 31, 1997